As filed with the Securities and Exchange Commission on July 26, 2018

Registration No. 333-134256

Registration No. 333-168586

Registration No. 333-181160

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-134256

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-168586

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-181160

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTRICON CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	23-1069060
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1260 Red Fox Road, Arden Hills, MN	55112
(Address of Principal Executive Offices)	(Zip Code)

2006 Equity Incentive Plan 2015 Equity Incentive Plan
(Full title of the Plan)

Scott Longval, Chief Financial Officer IntriCon Corporation 1260 Red Fox Road, Arden Hills, MN 55112
(Name and address of agent for service) (651) 636-9770 (Telephone number, including area code, of agent for service)

Copy to:

Francis E. Dehel Blank Rome LLP One Logan Square, 18th & Cherry Streets Philadelphia, PA 19103 Telephone: (215) 569-5500 Facsimile: (215) 832-5532

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “2006 Registration Statements”) filed by Intricon Corporation, a Pennsylvania corporation (the “Registrant,” “Intricon,” or the “Company”), with the Securities and Exchange Commission (the “Commission”):

●	Registration Statement No. 333-134256, filed with the Commission on May 18, 2006, pertaining to the registration of 1,217,500 shares of common stock, par value $1.00 per share, of Intricon Corporation (“Common Stock”) under the 2006 Equity Incentive Plan (the “2006 Plan”) (which included 519,000 shares of Common Stock subject to outstanding options under the Non-Employee Directors Stock Option Plan and the 2001 Stock Option Plan, which shares would become available for new awards under the 2006 Plan in the event of the expiration, termination, cancellation, cashless exercise, net exercise or forfeiture of such options);

●	Registration Statement No. 333-168586, filed with the Commission on August 6, 2010, pertaining to the registration of an additional 250,000 shares of Common Stock under the 2006 Plan as a result of an amendment to the 2006 Plan in 2010; and

●	Registration Statement No. 333-181160, filed with the Commission on May 4, 2012, pertaining to the registration of an additional 300,000 shares of Common Stock under the 2006 Plan as a result of an amendment to the 2006 Plan in 2012.

On April 24, 2015 (the “Effective Date”), at the 2015 Annual Meeting of Shareholders of the Registrant, the Registrant’s shareholders approved the 2015 Equity Incentive Plan (the “2015 Plan”), which the Registrant’s Board of Directors had previously approved, subject to such shareholder approval. In connection therewith, the 2015 Plan replaced the 2006 Plan and no further awards could be made under the 2006 Plan.

The aggregate number of shares of Common Stock for which awards can be granted under the 2015 Plan is 500,214 shares of Common Stock (which includes 50,214 shares which remained available for grant under the 2006 Plan as of the Effective Date); provided, however, that such share reserve is subject to increase from time to time by a number of shares equal to the number of shares of Common Stock that are issuable pursuant to option grants outstanding, as of the Effective Date, under the 2006 Plan, the Non-Employee Directors Stock Option Plan and the 2001 Stock Option Plan (collectively referred to as the “Old Plans”) that, but for the termination or suspension of the Old Plans, would otherwise have reverted to the share reserve of the Old Plans pursuant to the terms thereof as a result of the expiration, termination, cancellation, cashless exercise, net exercise or forfeiture of such options. On May 13, 2015, the Registrant filed Registration Statement No. 333-204123 to register 500,214 shares of Common Stock authorized for issuance under the 2015 Plan (the “2015 Registration Statement”). As of the date hereof, the Company has issued an aggregate of 28,064 shares pursuant to the 2015 Registration Statement.

As of the date hereof, (i) 676,150 shares remain subject to outstanding stock options under the 2006 Plan (which shares will become available for new awards under the 2015 Plan in the event of the expiration, termination, cancellation, cashless exercise, net exercise or forfeiture of such options) and (ii) 344,388 shares have reverted to the share reserve of the 2015 Plan as a result of the expiration, termination, cancellation, cashless exercise, net exercise or forfeiture of options under the Old Plans (collectively the “Rollover Shares”). The Company is filing this Post-Effective Amendment pursuant to SEC Compliance and Disclosure Interpretation 126.43 to indicate that the 2006 Registration Statements will also cover the offer and sale of the Rollover Shares that are or become available for issuance under the 2015 Plan because of the expiration, termination, cancellation, cashless exercise, net exercise or forfeiture of outstanding stock options previously granted under the Old Plans.

Part I. Information Required in the Section 10(a) Prospectus

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act.

Part II. Information Required in the Registration Statement

Item 3.

Incorporation of Certain Documents by Reference.

IntriCon hereby incorporates by reference in the 2006 Registration Statements the following documents:

(a)

IntriCon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

(b)

All other reports filed by Intricon with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2017; and

(d)

The description of IntriCon’s common stock which is incorporated by reference to Intricon’s Form 8-A filed with the SEC on December 28, 2007

All documents filed by IntriCon pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of hereof and prior to the filing of a post-effective amendment to the 2006 Registration Statements which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the 2006 Registration Statements and to be part of the 2006 Registration Statements from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of the 2006 Registration Statements to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of the 2006 Registration Statements.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, is or was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.

Item 4.

Description of Securities.

Not Applicable.

Item 5.

Interests of Named Experts and Counsel.

Not Applicable.

Item 6.

Indemnification of Directors and Officers.

Sections 1741 through 1750 of Chapter 17, Subchapter D of the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”), contain provisions for mandatory and discretionary indemnification of a corporation’s directors, officers and other personnel, and related matters.

Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative (other than derivative actions), to which any of them is, or is threatened to be made, a party by reason of the person’s being a director or officer of the corporation or serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, if the person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 1742 provides for indemnification in derivative actions except in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

Under Section 1743, indemnification is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any such action or proceeding.

Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct, and such determination will be made by the board of directors (i) by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if such a quorum is not obtainable, or if obtainable and a majority of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or by the shareholders.

        Section 1745 provides that expenses (including attorney’s fees) incurred by an officer or director in defending an action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the corporation.

Section 1746 provides generally that, except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Chapter 17, Subchapter D of the BCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding that office.

Section 1747 grants to a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by such person as an officer or director, whether or not the corporation would have the power to indemnify such person against the liability under Chapter 17, Subchapter D of the BCL.

Sections 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Chapter 17, Subchapter D of the BCL to successor corporations in fundamental changes and to representatives serving as fiduciaries of employee benefit plans, respectively.

Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Chapter 17, Subchapter D of the BCL, shall, unless otherwise provided when authorized or ratified, continue to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representative of such person.

As permitted by Pennsylvania corporation law, Section 2.09 of the Company’s Amended and Restated By-Laws (the “Bylaws”) provides that a director of the Company shall not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director except to the extent that the director breached or failed to perform the duties of the director’s office, as required by the applicable provisions of the BCL, and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

The Bylaws also require the Company to indemnify any person who was or is a party (other than a party plaintiff suing in his own behalf or in the right of the Company) or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of the Company, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Company, or is or was serving while a director or officer of the Company at the request of the Company as a director, officer, employee, agent fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney’s fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding unless the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

The Bylaws provide that expenses actually and reasonably incurred by an officer or director of the Company in defending a civil or criminal action, suit or proceeding described in the preceding paragraph shall be paid by the Company in advance of the final disposition of such action, suit or proceeding (regardless of the financial condition of such director or officer) upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Company.

The Bylaws also state that the indemnification provided for therein is not exclusive of any other rights persons seeking indemnification might have, including under any insurance arrangements. The Company has obtained directors’ and officers’ liability insurance which covers certain liabilities, including liabilities to the Company and its shareholders, in the amount of $10.0 million.

Item 7.

Exemption from Registration Claimed.

Not Applicable.

Item 8.

Exhibits.

A list of exhibits filed with this registration statement on Form S-8 is set forth in the Exhibit Index below and is incorporated into this Item 8 by reference.

Item 9.

Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933:

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

The following is a list of all exhibits filed with or, as noted, incorporated by reference into this Post-Effective Amendment:

Exhibit Number	Description of Document

5.1	Opinion of Blank Rome LLP as to the legality of the securities being registered with respect to the 2006 Plan (incorporated herein by reference to Exhibit 5.1 to Intricon’s Registration Statement on Form S-8, filed on May 18, 2006 (File No. 333-134256).

5.2

Opinion of Blank Rome LLP as to the legality of the securities being registered with respect to the 2006 Plan (incorporated herein by reference to Exhibit 5.1 to Intricon’s Registration Statement on Form S-8, filed on August 6, 2010 (File No. 333-168586).

5.3	Opinion of Blank Rome LLP as to the legality of the securities being registered with respect to the 2006 Plan (incorporated herein by reference to Exhibit 5.1 to Intricon’s Registration Statement on Form S-8, filed on May 4, 2012 (File No. 333-181160).

5.4*	Opinion of Blank Rome LLP.

23.1*	Consent of Baker Tilly Virchow Krause, LLP.

23.2*	Consent of Blank Rome LLP (included in Exhibit 5.4).

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the 2006 Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on July 25, 2018.

INTRICON CORPORATION

By:	/s/ Scott Longval
Scott Longval
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the 2006 Registration Statements has been signed by the following persons in the capacities and on the date indicated.

Signature	Title(s)	Date

/s/ Michael J. McKenna	Chairman of the Board	July 25, 2018
Michael J. McKenna

/s/ Nicholas A. Giordano	Director	July 25, 2018
Nicholas A. Giordano

/s/ Robert N. Masucci	Director	July 25, 2018
Robert N. Masucci

/s/ Philip I. Smith	Director	July 25, 2018
Philip I. Smith

/s/ Mark S. Gorder	President and Chief Executive Officer (Principal Executive Officer) and Director	July 25, 2018
Mark S. Gorder

/s/ Scott Longval	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 25, 2018
Scott Longval